UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 12, 2009

GREEN BUILDERS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	001-33408 (Commission File Number)	76-0547762 (IRS Employer Identification Number)

8121 Bee Caves Road Austin, Texas 78746 (Address of principal executive offices)

(512) 732-0932 (Registrant’s telephone number, including area code)

N/A
(Former Name of Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry Into a Material Definitive Agreement.

On March 12, 2009, Wilson Family Communities, Inc. (“WFC”), a wholly-owned subsidiary of Green Builders, Inc. (the “Company”), and LNZCO, LLC (“LNZCO”) agreed that LNZCO will provide between $1 and $2 million in financing to WFC for the construction by WFC of single family residences.  On March 12, 2009, the parties entered into a series of agreements (the “Financing Agreements”) pursuant to which LNZCO will provide WFC financing for the construction of four single family residences.  The parties may enter into additional Financing Agreements to provide financing for the construction of additional single family residences at such times as the parties mutually agree.

For each of the residences to be built by WFC, WFC and LNZCO will enter into a Construction Loan Agreement, a Promissory Note and a Deed of Trust.  WFC’s obligations under each Promissory Note are secured pursuant to the Deed of Trust by the particular residence for which such financing is obtained.  Advances under each Promissory Note will be made upon request by WFC and compliance with the terms of the Construction Loan Agreement.  Each Promissory Note bears interest at a rate of prime plus 5.0%, has a one point origination fee, and matures in one year.  The loan for each residence is 65% of the sales price of the associated improved property.

LNZOCO is wholly-owned by the Lindsey May Kathryn Wilson 1995 Trust, the beneficiaries of which are the minor children of Clark Wilson, the President and Chief Executive Officer of the Company.

The Company’s Audit Committee reviewed the proposed terms of the Financing Agreements and compared them to the terms of other financing arrangements available to WFC at this time.  The Audit Committee determined that LNZCO could provide the most favorable financing terms to WFC and approved the Financing Agreements as being fair as to the Company and WFC as of the time of authorization.

The above description of the material terms of the Financing Agreements are not a complete statement of the parties’ rights and obligations with respect to the agreements. The above statements are qualified in their entirety by reference to the Financing Agreements, forms of which are filed as Exhibits 10.1, 10.2 and 10.3 hereto.

Item 9.01     Financial Statements and Exhibits.
(d)
Exhibit No.	Description
10.1	Form of Construction Loan Agreement
10.2	Form of Promissory Note
10.3	Form of Deed of Trust

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN BUILDERS, INC.

Dated: March 17, 2009	By:	/s/ Clark Wilson
Clark Wilson
President and Chief Executive Officer